Exhibit 99.1

Cost-U-Less Reports 11.5% Increase in Same Store Sales for Fourth Quarter, 13.6% Increase for Full Year 2004

Bellevue, WA, January 5, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 11.5% in same store sales (stores open a full 13 months), for the fiscal quarter ended December 26, 2004. Same store sales for the fiscal year ended December 26, 2004 increased 13.6%. Same store sales for the fiscal quarter and year ended December 26, 2004 are calculated on stores excluding the Guam market as the Company’s Dededo store was closed from December 8, 2002 until October 3, 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Total sales for the fiscal quarter ended December 26, 2004 increased 13.8% to $57.4 million, compared to $50.5 million for the same period a year ago. Total sales for the fiscal year ended December 26, 2004 increased 18.3% to $209.4 million, compared to $177.1 million for fiscal year 2003. Total sales for the fiscal year ended December 26, 2004 compared to the same period a year ago benefited from the increase in same store sales as well as sales generated from the reopened unit in Dededo, Guam.

“These spectacular results mark the best quarter of sales in the finest year in Company history,” said J. Jeffrey Meder, the Company’s President and CEO. “Most of the offshore economies in which we conduct business are improving, our store level personnel are consistently exceeding customer expectations, and we believe the coordination between merchandising and operations has resulted in an appealing mix of product while retaining our competitive pricing. We congratulate the more than five hundred people who have helped make this year so successful.”

Separately, the Company reported that construction of its new store on the island of St Croix is on schedule and is expected to open late in the second fiscal quarter of 2005. As previously reported, the Company is relocating its St Croix store from the west end of the island to a location close to the main trade area in the center of the island. The size of the new store will be approximately 38,000 square feet, representing a 45% increase in square footage over the current store.

On February 24, 2005 the Company expects to announce its financial results for the fourth fiscal quarter and year ended December 26, 2004.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213